Exhibit 99.1

February 12, 2010

Re: Fourth Quarter 2009 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells Limited Partnership Investor:

We are pleased to enclose your fourth quarter limited partnership update. As we position each property for eventual sale, our focus remains on leasing and marketing efforts that will enhance the disposition pricing of the remaining assets, in light of the impact the debt markets have had on overall asset values.

The enclosed update packet includes the following materials:

•	Partnership Account Details of all your account activity in the fourth quarter.

•	A Fourth Quarter 2009 L.P. Fact Sheet for each Fund in which you are a limited partner.

Additionally, if you hold Class “A” shares in Wells Funds VIII and/or XII, which are expected to make an operating distribution this quarter, your packet also includes the following items:

•

A Consolidated Partnership Distribution Summary, which includes operating distributions (quarterly amounts paid out of net cash flow from operations) and withholdings deducted during the fourth quarter.

•	A Consolidated Distribution Check — Please see the enclosed Fact Sheet(s) for more information about distributions.

As in previous quarters, I encourage you to review the Fund Fact Sheet(s) for a comprehensive overview of an individual Fund’s portfolio, property activity, and current return.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

It is our privilege to work with you, and we thank you for being a Wells Limited Partnership investor.

Sincerely,

Leo F. Wells III

General Partner

Enclosures

cc: Financial Representative

Continued on reverse

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830 Fax: 770-243-8198 www.WellsREF.com

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

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